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                                                                   Exhibit 23.2


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment #1 to the Registration Statement (Form S-4 No. 333-101194) and related Prospectus of Apple Hospitality Two, Inc. for the registration of 13,146,667 units, each unit consisting of one common share and one Series A convertible preferred share, and to the incorporation by reference therein of our reports dated February 15, 2002, with respect to the consolidated financial statements of Apple Hospitality Two, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001 and related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                           /s/Ernst & Young LLP

Richmond, Virginia
December 16, 2002